Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of QNB Corp on Form S-8 of our report dated February 24, 2006, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ S.R. Snodgrass, A.C.

Wexford, PA
June 27, 2006